Exhibit 10.15

Execution Version

PRE-EMPTIVE RIGHTS AGREEMENT

This Pre-emptive Rights Agreement (this “Agreement”) is entered into as of May 10, 2017 (the “Effective Date”), by and between Tellurian Inc., a Delaware corporation (“Tellurian” or the “Company”) formerly known as Magellan Petroleum Corporation (“Magellan”), and Total Delaware, Inc., a Delaware corporation (“Total” or the “Purchaser”).

RECITALS:

WHEREAS, Tellurian Investments Inc., a Delaware corporation (“Tellurian Investments”) and Total entered into that Common Stock Purchase Agreement, dated as of December 19, 2016 (the “Purchase Agreement”), pursuant to which Total purchased and Tellurian Investments issued and sold 35,384,615 shares of common stock, par value $0.001 per share, of Tellurian Investments in exchange for an aggregate of $206,999,997.75;

WHEREAS, Magellan, Tellurian Investments and River Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Magellan (“Merger Sub”), entered into that Agreement and Plan of Merger, dated August 2, 2016 (as amended on November 23, 2016 and December 19, 2016, the “Merger Agreement”), pursuant to which each outstanding share of common stock, par value $0.001 per share, of Tellurian Investments was converted into the right to receive 1.3 shares of common stock, par value $0.01 per share, of Magellan (“Magellan Common Stock”), and Merger Sub merged with and into Tellurian Investments, with Tellurian Investments continuing as the surviving corporation and a direct subsidiary of Magellan (the “Merger”);

WHEREAS, Magellan and Total entered into that Guaranty and Support Agreement, dated as of January 3, 2017 (the “Guaranty Agreement”), pursuant to which Magellan agreed, contingent on the closing of the Merger, to guarantee to Total the performance of all of the obligations of Tellurian Investments in connection with the Purchase Agreement;

WHEREAS, this Agreement is being executed and delivered in connection with the closing of the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PRE-EMPTIVE RIGHTS

Section 1.1     Grant of Pre-Emptive Rights. The Company shall undertake commercially reasonable efforts to provide Purchaser with advance written notice of any proposed offering of Company equity securities (including any securities or rights convertible into Company equity securities, collectively, “Securities”), other than an Excepted Offering (it being understood that neither the conversion of securities outstanding on the date hereof into equity securities of the Company, nor the existence of such a conversion right, nor any offering with respect to which the Purchaser was already offered the opportunity to exercise its pre-emptive rights contemplated hereunder shall constitute an offering of equity securities of the Company to which this Agreement applies).

Section 1.2     Offering Notice and Election to Purchase. Prior to or in connection with the consummation of any offering of Securities, other than an Excepted Offering or an ATM Offering (any such offering of Securities, an “Offering”), Tellurian shall promptly notify Purchaser in writing of the terms of such Offering (the “Offering Notice”), and Purchaser shall have a right to purchase Securities of the kind offered in such Offering on the following terms:

(a)    Purchaser shall be entitled to purchase in connection with such Offering such Securities up to such aggregate amount as would permit Purchaser to maintain its Fully Diluted Pro Rata Ownership Percentage.

(b)    In the event an Offering is conducted as a registered public offering, Purchaser shall be entitled to purchase such Securities at the public offering price for such Offering. In the event the Offering is conducted as an underwritten registered offering in which there is a separate closing for the issuance of Securities pursuant to the underwriters’ over-allotment or similar option, the Company shall provide a separate Offering Notice to Purchaser with respect to such issuance. In the event the Offering is conducted as an offering other than a public offering (e.g., a private placement), Purchaser shall be entitled to purchase such Securities at the same price that was paid by the purchasers of Securities in such Offering.

(c)    Purchaser shall have seven calendar days from the date of its receipt of the Offering Notice to elect to purchase, and to fully fund the purchase, of any such Securities. If Purchaser does not elect to purchase any Securities and/or does not provide immediately available funds for the purchase of such Securities to Tellurian within such seven calendar day period, Purchaser’s rights to purchase such Securities shall terminate.

Section 1.3     ATM Offer and Election to Purchase. Notwithstanding the foregoing, if the Company conducts an ATM Offering, the Company shall not be required to provide Purchaser with advance notice of any such ATM Offering; provided, however, that the Company shall be required to offer (an “ATM Offer”) Purchaser the opportunity to purchase Securities of the same kind offered by the Company in the ATM Offering on a quarterly basis in arrears up to such aggregate amount as would enable Purchaser to maintain its Fully Diluted Pro Rata Ownership Percentage, on the following terms:

(a)    The ATM Offer shall be made in writing to Purchaser promptly following the end of each calendar quarter during which any Securities were sold pursuant to an ATM Offering, but in any event no later than the Tenth (10th) Business Day following the end of such calendar quarter.

(b)    Purchaser shall be entitled to purchase such Securities at a price equal to the volume weighted average price at which such Securities were sold by the Company pursuant to such ATM Offering over the immediately preceding calendar quarter.

(c)    Purchaser shall have seven calendar days from the date of its receipt of the ATM Offer pursuant to this Section 1.3 to elect to purchase, and to fully fund the purchase, of any such Securities. If Purchaser does not elect to purchase any Securities and/or does not provide immediately available funds for the purchase of such Securities to the Company within such seven calendar day period, Purchaser’s rights to purchase such Securities shall terminate.

Section 1.4     Private Placement and Legends; Content of Notices. Purchaser acknowledges that any Securities purchased hereunder by the Purchaser will be issued in a private placement with an appropriate restrictive legend. In addition to the other information required hereunder, each Offering Notice and each notice of an ATM Offer shall include the Company’s calculation of the Purchaser’s Fully Diluted Pro Rata Ownership Percentage and the number of Securities Purchaser is entitled to Purchase hereunder with respect to the offering to which such Offering Notice or notice of ATM Offering relates.

Section 1.5     No Violation of Law; Commercially Reasonable Efforts. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to take any actions hereunder that, based upon the advice of counsel, would violate or otherwise conflict with any applicable law, regulation or any securities exchange requirement. The Company shall use commercially reasonable efforts to address any legal obstacle to taking any actions contemplated hereunder as soon as reasonably practicable. In the event the approval of the Company’s stockholders is required to effect or otherwise consummate the terms as contemplated hereunder, the Company agrees to take all commercially reasonable actions within its control (including calling and holding board and stockholder meetings) to obtain any such stockholder approval.

Section 1.6     Definitions. As used in this Agreement, the following terms shall have the meanings ascribed thereto below:

(a)    The term “Excepted Offering” shall mean any offering of Securities (i) in connection with any merger, acquisition, joint venture or other similar transaction; (ii) pursuant to any equity incentive plan or any director or employee benefit plan; (iii) to be issued to members of the Magellan board of directors pursuant to the terms of the Merger Agreement; (iv) to be issued to Petrie Partners Securities, LLC (“Petrie”) pursuant to the terms of the engagement letter, dated as of June 29, 2015, by and between Magellan and Petrie Partners, LLC, an affiliate of Petrie, which engagement letter was amended in certain respects as of March 14, 2016, and assigned to Petrie; (v) to be issued pursuant to the purchase and sale agreement, effective as of September 30, 2016, by and among Magellan and the former owners of the membership interests in Nautilus Technical Group LLC and Eastern Rider LLC; or (vi) pursuant to the terms of the Preferred Stock (as such term is defined in the Purchase Agreement) issued pursuant to the terms of the GE Stock Purchase Agreement (as such term is defined in the Purchase Agreement).

(b)    The term “ATM Offering” shall mean an at-the-market offering of Securities or other similar offering of Securities.

(c)    The term “Fully Diluted Pro Rata Ownership Percentage” shall mean, (i) with respect to an Offering, the same pro rata fully diluted equity ownership percentage in the Company that the Purchaser had immediately prior to the consummation of such Offering, (ii) with respect to an ATM Offering, the same pro rata fully diluted equity ownership percentage in the Company Purchaser had immediately prior to the later of (A) the commencement of such ATM Offering, and (B) the consummation or expiration of the last ATM Offer made by the Company to Purchaser in connection with such ATM Offering, and (iii) with respect to the determination of the Expiration Date under Section 1.7, the pro rata fully diluted equity ownership percentage in the Company that the Purchaser had on the date of such determination. In calculating the Purchaser’s fully diluted equity ownership percentage in the Company pursuant to this Agreement, the Company shall make reasonable, good faith estimates of the shares issuable upon exercise, vesting or similar events relating to performance shares, performance units or compensatory awards where the number of Securities issuable upon such exercise, vesting or similar event cannot yet be determined at the date of such calculation, including by assuming vesting of such awards at target levels of performance and the continued employment of employees holding awards subject to time vesting.

(d)    The term “Business Day” shall mean a day other than a Saturday or Sunday or a day on which banking institutions in Houston, Texas are closed.

Section 1.7     Expiration Date. Notwithstanding anything to the contrary in this Agreement, Purchaser’s rights and the Company’s obligations under this Agreement shall terminate on such date that Purchaser’s Fully Diluted Pro Rata Equity Ownership Percentage in the Company is less than 10% (the “Expiration Date”).

ARTICLE II

GENERAL PROVISIONS

Section 2.1     Further Assurances. Each of the parties hereto agrees, without additional consideration, to execute such documents and perform such further acts as may be reasonably required or desirable to carry out or perform the provisions of this Agreement.

Section 2.2     Waiver, Amendment. Neither this Agreement nor any provision hereof shall be modified, waived, changed, discharged or terminated except by an instrument in writing, signed by both of the parties hereto (in the case of a modification) or, in all other cases, the party against whom any waiver, change, discharge or termination is sought.

Section 2.3     Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other party hereto and any assignment in violation of this Section 2.3 shall be void.

Section 2.4     Waiver of Jury Trial. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 2.5     Submission to Jurisdiction. With respect to any suit, action or proceeding relating to this Agreement (the “Proceedings”), each party hereto irrevocably submits to the jurisdiction of the federal or state courts located in Harris County, Texas, which submission shall be exclusive unless none of such courts has lawful jurisdiction over such Proceedings.

Section 2.6     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 2.7     Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 2.8     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 2.9     Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or by e-mail, to the addresses listed below (or such other address as either party shall have specified by notice in writing to the other party). Notice given by e-mail shall be effective upon confirmation of delivery (by e-mail or otherwise).

If to Tellurian:	Tellurian Inc. 1201 Louisiana Street, Suite 3100 Houston, Texas 77002 Attn: General Counsel E-mail: daniel.belhumeur@tellurianinc.com

If to Total:	TOTAL Delaware, Inc. 1201 Louisiana Street Suite 1800 Houston, Texas 77002 Attn: General Counsel E-mail: Elizabeth.matthews@total.com (with a copy to celine.fiquet-gillion@total.com)

Section 2.10     Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity, other than Tellurian and Total, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 2.11     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 2.12     Entire Agreement. This Agreement, together with the Transaction Documents (as defined in the Purchase Agreement) and the Guaranty Agreement, is intended by the parties hereto as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto and thereto in respect of the subject matter contained herein and therein.

Section 2.13     Term. This Agreement shall terminate upon the occurrence of the Expiration Date.

Section 2.14     Performance on a Non-Business Day. In the event that the final day of a period set forth herein for the Purchaser to perform an action or obligation hereunder (including the obligation to elect and fund the purchase of Securities) falls on a day other than a Business Day, such period shall automatically be extended to the end of the next succeeding Business Day.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned have executed this Pre-emptive Rights Agreement as of the Effective Date.

Total Delaware, Inc.

By:	/s/ Isabelle Kieffer

Name:	Isabelle Kieffer

Title:	Vice President

Tellurian Inc.

By:	/s/ Meg Gentle

Name:	Meg Gentle

Title:	President

Signature Page to Pre-emptive Rights Agreement